IMPOUND AGREEMENT


    This agreement dated October     , 1999 is between Bank of America.
 (the "Impound Agent") and HealthandBeautyDirect.com, Inc., a Delaware corporation (the "Company").

    The Company proposes to offer directly for sale to investors (the "Offering") up to 500,000 shares of its Common Stock (the "Shares") at a price of $12.00 per share (the "Proceeds") as described in its Prospectus. The Company desires to establish an escrow account in which funds received from investors will be deposited pending completion of the escrow period. Bank of America agrees to serve as Impound Agent in accordance with the terms and conditions of this agreement and certifies that it is not affiliated with the Company.

      1. ESTABLISHMENT OF ESCROW ACCOUNT. Effective as of the date of the commencement of the Offering, the Company establishes an interest bearing escrow account with the Impound Agent, entitled "Bank of America Escrow Account No. ____________" (the "Escrow Account").

2. IMPOUND PERIOD. The Impound Period shall begin with the commencement of the Offering and shall terminate upon the earlier to occur of: (a) the date upon which the Impound Agent has received in the Escrow Account gross proceeds of $_________ in deposited funds (the "Minimum"), (b) March 31, 2000, or (c) the date upon which a determination is made by the Company to terminate the offering prior to the sale of the Minimum.

   3. DEPOSITS INTO THE ESCROW ACCOUNT. The Company agrees that it shall properly deliver, within 48 hours of its receipt, all monies received from investors for the payment of the Shares to the Impound Agent for deposit in the Escrow Account, accompanied with a copy of the attached form of "Share Purchase Order," executed by the Company and the investor. Checks payable to the Company shall be endorsed by the Company for deposit to the Escrow Account. If checks are delivered to the Impound Agent unendorsed, the Impound Agent may supply the Company's endorsement and deposit them into the Escrow Account. All payments to the Company by reason of credit card purchases of the Shares shall be forwarded into the Escrow Account. The Company shall date and number-stamp each Share Purchase Order and shall also provide the Escrow Agent with, and maintain for its own records, a copy of the form of consideration.

4.  DISBURSEMENTS FROM THE ESCROW ACCOUNT.
     A. In the event the Impound Agent does not receive the Minimum deposits totaling $______ prior to the termination of the Impound Period, the Impound Agent shall promptly refund to each investor the amount received from such investor, without deduction, penalty or expense to such investor, and the Impound Agent shall notify the Company of such distribution. The purchase money returned to each investor shall be free and clear of any and all claims of the Company or any of its creditors.

     B. In the event the Impound Agent receives the Minimum prior to the termination of the Impound Period, the funds in the Escrow Account will not be released to the Company until such amount is received by the Impound Agent in collected funds. For purposes of this Agreement, the term "collected funds" shall mean all funds received by the Impound Agent which have cleared normal banking channels and are in the form of cash, plus any interest accrued on such funds. The Minimum may be met by funds that are deposited from the effective date of the offering up to and including the date on which the contingency must be met.

     C.  Upon the return or release of funds in the Escrow
Account, the Impound Agent shall notify the Pennsylvania
Securities Commission, 1010 North Seventh Street, 2nd floor,
Harrisburg, PA 17102-1410. That Commission has the right to inspect and make copies of the records of the Impound Agent at any reasonable time wherever the records are located.

   5. COLLECTION PROCEDURE. The Company agrees that if a deposited check is returned unpaid for any reason, the Impound Agent may charge the Escrow Account for the amount of the check. However, the Impound Agent may represent a returned check for payment by the financial institution on which it is drawn, but the Impound Agent is not required to do so. The Impound Agent may represent the check without notifying the Company that it is doing so or that the check was not paid. Any check returned unpaid to the Impound Agent shall be returned to the Company.

   6. INTEREST ON FUNDS IN ESCROW ACCOUNT. Refunds to investors pursuant to paragraph 4A shall include each investor's pro-rata share of any interest earned while the investor's funds were on deposit.

   7. RECORDS TO BE MAINTAINED BY THE IMPOUND AGENT. Records and accounts of the transactions kept by the Impound Agent shall include records of all transactions in the Escrow Account and copies of all Share Purchase Orders. The Company shall maintain the original Share Purchase Orders and copies of all checks, along with any other records of transactions for a period of five years after the termination of the Impound Period.

   8. COMPENSATION OF IMPOUND AGENT. The Company shall pay the Impound Agent a fee for its escrow services in an amount of $___________. If it is necessary for the Impound Agent to return funds to investors, the Company shall pay to the Impound Agent an additional amount sufficient to reimburse it for its actual cost for disbursing such funds.

   9. PROTECTION OF THE IMPOUND AGENT FROM LIABILITY. The Impound Agent may conclusively rely on, and shall be protected, when it acts in good faith upon, a writing signed by Brian M. Fraidin, Chief Executive Officer of the Company. Provided it uses due care, the Impound Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Impound Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with the Agreement unless it is indemnified to its satisfaction. The Impound Agent may consult counsel in respect of any questions arising under this Agreement and the Impound Agent shall not be liable for any action taken, or omitted, in good faith upon advise of such counsel.

   10. INDEMNIFICATION OF THE IMPOUND AGENT. The Company hereby agrees to defend, indemnify, and to hold the Impound Agent harmless against, any loss, liability or expense incurred without gross negligence or bad faith on the part of Impound Agent arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including the cost and expense of defending itself against any claim or liability.

   11. DIRECTION BY COURT. In the event the Impound Agent shall be uncertain as to its duties or rights hereunder or it shall receive instructions, claims or demands from any of the parties hereto or from third parties with respect to the property held hereunder, which, in its opinion, are in conflict with any provision of this Agreement, it shall be entitled to refrain from taking any action (other than to keep safely the funds in the Escrow Account) until it shall be directed to act by order or judgment of a court of competent jurisdiction.

   12.  ESCROW FUNDS NOT SUBJECT TO CLAIMS.  During the Impound
Period, the Company is aware and understands that it is not entitled to any funds received into the Escrow Account, such funds are not assets of the Company and no amounts deposited in the Escrow Account shall become property of the Company or any other entity, or be subject to the debts of the Company or any other entity. The funds in the Escrow Account are not subject to claims by creditors of the Company, or any of its affiliates, associates or underwriters until the funds have been released to the Company pursuant to the terms of this Agreement.

   13. BINDING UPON SUCCESSORS. This Agreement shall be binding upon, and inure to, the benefit of the parties hereto, their heirs, successors and assigns.

   14. TERMINATION OF AGREEMENT. This agreement shall terminate in its entirety when all funds in the Escrow Account have been distributed as provided in paragraph 4., above.

   15. NOTICES. All statements and other notices produced by the Impound Agent related to the Escrow Account shall be mailed to the Company at:

2328 West Joppa Road, Suite 100
Baltimore, MD 21093
Attn:  Brian M. Fraidin, Chief Executive Officer

   Except for deposits, all notices and other communications from the Company shall be made to the Impound Agent as follows:

      Bank of America
      10 Light Street
      MD4-30216-06
      Baltimore, Maryland  21202-1499
      Attn:   Mary K. Giermek, Vice President

The Impound Agent shall be entitled to rely on all notices and instructions received from Brian M. Fraidin, Chief Executive Officer of the Company.

   16. GOVERNING LAW. This Agreement shall be governed by Maryland law and any action or proceeding, including arbitration, arising in connection with this Agreement shall be brought and held in Maryland.


BANK OF AMERICA                          HEALTHANDBEAUTYDIRECT.COM, INC.



By:                                     By:_____________________________
    Mary K. Giermek                           Brian M. Fraidin
    Vice President                            Chief Executive Officer
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